Exhibit 99.2

                                  PIC WISCONSIN
                 Physicians Insurance Company of Wisconsin, Inc.

NEWS RELEASE                                       For More Information Contact:
December 8, 2005                                   Jill Johnson
                                                   Corporate Communications
                                                   608.695.8900
                                                   jjohnson@picwisconsin.com


                PIC WISCONSIN ANNOUNCES MERGER WITH PROASSURANCE

     MADISON, Wis. - Physicians Insurance Company of Wisconsin, Inc. (PIC WISCONSIN) PIC WISCONSIN announced today that it has signed a definitive agreement calling for PIC WISCONSIN to merge with ProAssurance Corporation (NYSE:PRA). The transaction must still gain regulatory approval and be approved by PIC WISCONSIN shareholders. It is expected that the transaction will close in mid-2006.

The definitive agreement calls for each share of PIC WISCONSIN stock to be converted into shares of ProAssurance stock having a value of $5,000, based on the average closing price of a share of ProAssurance stock on the ten trading days preceding the effective date of the merger. This values PIC WISCONSIN at approximately $100 million, based on 19,741 shares outstanding at the time of the transaction. PIC WISCONSIN has approximately 1,100 shareholders.

William T. Montei, PIC WISCONSIN President and CEO stated, "Our merger into ProAssurance strengthens our ability to meet our policyholders' needs. ProAssurance shares our commitment to provide our insureds with the finest services and claims defense. This shared vision as well as our common history as physician-founded companies were major factors in identifying ProAssurance as our strategic partner. Under the ProAssurance umbrella, we will continue to be regionally operated, while financially consolidated. We are excited about the many benefits that this merger will bring to shareholders, policyholders and employees as we enter our 20th year of business and continue our commitment to defending the practice of medicine."

William J. Listwan, M.D., Chairman of PIC WISCONSIN, said the transaction also allows PIC WISCONSIN to provide liquidity to shareholders. "The structure of our transaction gives our shareholders financial flexibility and rewards them for their financial support of PIC WISCONSIN at its founding." stated Listwan. "Our alliance with ProAssurance allows us to provide this liquidity while enhancing the financial strength that will help us stand behind our insurance commitments. Friends and customers of PIC WISCONSIN can be confident that we will remain the same company with the same commitment."

The Chairman and CEO of ProAssurance, A. Derrill Crowe, M.D., said that ProAssurance is excited about the opportunities presented by the transaction. He commented, "PIC WISCONSIN has a long, successful track record as the leading writer in its home state, and has embarked on a careful expansion throughout the region. Through this transaction, we expect to add more than 9,000 policyholders as we expand our footprint west into Minnesota, Nebraska, South Dakota and Nevada, and add to our business in Illinois, Iowa, Kansas and Wisconsin."

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The Boards of both companies have approved the merger, and PIC WISCONSIN's Board has recommended that their stockholders approve the merger.

The proposed transaction will require the approval of PIC WISCONSIN's stockholders, and state and federal regulators. ProAssurance and PIC WISCONSIN will file with the SEC a registration statement and a proxy statement/prospectus and other relevant documents concerning the proposed transaction. Stockholders of PIC WISCONSIN are urged to read the registration statement and the proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they will contain important information.

Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about ProAssurance and PIC WISCONSIN, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Frank B. O'Neil, Senior Vice President, Corporate Communications, ProAssurance Corporation, 100 Brookwood Place, Birmingham, Alabama 35209, tel: 205.877.4461.

About PIC WISCONSIN
PIC WISCONSIN was founded two decades ago by the Wisconsin Medical Society in an effort to improve the availability of insurance and to stabilize premium costs. During those twenty years, they have advocated for the healthcare industry, helping to promote legislation and reform that protects healthcare professionals and their patients. They are the largest writer of professional liability insurance in Wisconsin. The company has $277 million in total assets and $76.5 million in gross written premiums. They are rated "A-" (Excellent) with a stable outlook by A.M. Best, a rating they have maintained for the last nine years

About ProAssurance
ProAssurance Corporation is a specialty insurer with more than $3.4 billion in assets and almost $790 million in gross written premiums. They are the nation's fourth largest writer of medical professional liability insurance and their principal professional liability subsidiaries are The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., and Red Mountain Casualty Insurance Company. They also write professional liability coverage through Woodbrook Casualty Insurance Company. They are the tenth largest writer of personal auto coverage in Michigan through their subsidiary, MEEMIC Insurance Company, although they will exit the personal lines business upon the expected sale of MEEMIC. A.M. Best assigns a rating of "A-" (Excellent) to the ProAssurance Group, MEEMIC and their principal professional liability subsidiaries, except NCRIC, Inc. which is rated B++ (Very Good). Standard & Poor's assigns their principal professional liability carriers a rating of "A-" ("Strong") but has not yet issued a rating for NCRIC, Inc. Fitch assigns a rating of "A-" to ProAssurance and their subsidiaries.